Exhibit 99.1

MINE SAFETY DISCLOSURE

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Act, was enacted. Section 1503 of the Act contains new reporting requirements regarding mine safety. The operation of our quarries is subject to regulation by the federal Mine Safety and Health Administration, or MSHA, under the Federal Mine Safety and Health Act of 1977, or the Mine Act. Set forth below is the required information regarding certain mining safety and health matters for the fiscal year ending March 31, 2011 for our locations with reportable information. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the quarry, (ii) the number of citations issued will vary from inspector-to-inspector and mine-to-mine, and (iii) citations and orders can be contested and appealed, and in that process, any be reduced in severity and amount, and are sometimes dismissed.

Quarry Site (MSHA ID)	(A) Section 104(a) Citations	(B) Section 104(b) Orders	(C) Section 104(d) Citations and Orders	(D) Section 110(b)(2) Violations	(E) Section 107(a) Orders	(F) MSHA Proposed Assessments ($ in thousands)	(G) Fatalities	(H) Pending Legal Actions

American Gypsum Company, LLC Duke, OK (3400256)	2	0	0	0	0	$1	0	0
American Gypsum Company, LLC Albuquerque, NM (2900181)	0	0	0	0	0	$1	0	0
American Gypsum Company, LLC Gypsum, CO (0503997)	0	0	0	0	0	$1	0	0
Illinois Cement Company LaSalle, IL (1100003)	9	0	0	0	0	$4	0	0
Mountain Cement Company Laramie, WY (4800007)	19	0	0	1	0	$249	0	7
Mountain Cement Company Laramie, WY (4800529)	1	0	0	0	0	$1	0	1
Nevada Cement Company Fernley, NV (2600015)	26	0	6	0	0	$66	0	6
Centex Materials Buda, TX (4102241)	2	0	0	0	0	$17	0	2
Western Aggregates Yuba, CA (0404950)	12	0	0	0	0	$18	0	1
Texas Lehigh Cement Company Buda, TX (4102781)	1	0	0	0	0	$1	0	0

(A)	The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under section 104 of the Mine Act for which the operator received a citation from the Mine Safety and Health Administration.
(B)	The total number of orders issued under section 104(b) of the Mine Act.
(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.
(D)	The total number of flagrant violations under section 110(b)(2) of the Mine Act.
(E)	The total number of imminent danger orders issued under section 107(a) of the Mine Act.
(F)	The total dollar value of proposed assessments from MSHA under the Mine Act.
(G)	The total number of mining-related fatalities.
(H)	Any pending legal action before the Federal Mine Safety and Health Review Commission involving such mine.